OMNICOM REPORTS FIRST QUARTER 2025 RESULTS

2025 First Quarter:
•Revenue of $3.7 billion, with organic growth of 3.4%
•Net income of $287.7 million
•Diluted earnings per share of $1.45; $1.70 Non-GAAP adjusted
•Operating income of $452.6 million; Non-GAAP Adj. EBITA of $508.2 million with 13.8% margin

NEW YORK, April 15, 2025 - Omnicom (NYSE: OMC) today announced results for the quarter ended March 31, 2025.

"Organic revenue growth for the first quarter was 3.4%. We are assessing the implications of economic and market events to determine how they will affect our clients and business for the remainder of 2025. While uncertainty has increased, one thing hasn’t changed and will always be true – Omnicom is a trusted partner for our clients, offering strategic advice to grow their sales while delivering flexibility, value and performance,” said John Wren, Chairman and Chief Executive Officer of Omnicom. “I am confident that our diversified portfolio and strong balance sheet, together with our experienced leadership teams, will allow us to navigate this challenging economic environment. We are also very excited about the expected closing of the Interpublic acquisition in the second half of this year. It will give the combined company substantial opportunities for revenue growth and distinctive cost synergy potential to drive increased profitability, EPS growth, and free cash flow."
First Quarter 2025 Results

$ in millions, except per share amounts	Three Months Ended March 31,
	2025	2024
Revenue	$3,690.4	$3,630.5
Operating Income	452.6	478.9
Operating Income Margin	12.3%	13.2%
Net Income[1]	287.7	318.6
Net Income per Share - Diluted[1]	$1.45	$1.59
Non-GAAP Measures:[1]
EBITA	474.4	500.4
EBITA Margin	12.9%	13.8%
Adjusted EBITA	508.2	500.4
Adjusted EBITA Margin	13.8%	13.8%
Non-GAAP Adjusted Net Income per Share - Diluted	$1.70	$1.67

1) See notes on page 10.

280 Park Avenue, New York, NY 10017. Tel (212) 415-3672

Revenue
Revenue in the first quarter of 2025 increased $59.9 million, or 1.6%, to $3,690.4 million. Worldwide revenue growth in the first quarter of 2025 compared to the first quarter of 2024 was led by an increase in organic revenue of $121.9 million, or 3.4%. Acquisition revenue, net of disposition revenue, reduced revenue by $2.8 million, or 0.1%. The impact of foreign currency translation reduced revenue by $59.2 million, or 1.6%.

Organic growth by discipline in the first quarter of 2025 compared to the first quarter of 2024 was as follows: 7.2% for Media & Advertising, 5.8% for Precision Marketing, and 1.9% for Execution & Support, partially offset by declines of 4.5% for Public Relations, 3.2% for Healthcare, 1.5% for Experiential, and 10.0% for Branding & Retail Commerce. In the first quarter of 2025, we realigned the classification of certain services, primarily within our Media & Advertising, Branding & Retail Commerce, Precision Marketing, and Public Relations disciplines. As a result, we reclassified the prior year periods to be consistent with the revised classifications.

Organic growth by region in the first quarter of 2025 compared to the first quarter of 2024 was as follows: 4.6% for the United States, 1.7% for Euro Markets & Other Europe, 6.0% for Asia Pacific, and 14.8% for Latin America, partially offset by declines of 3.6% for Other North America, 0.7% for the United Kingdom, and 9.3% for the Middle East & Africa.

Expenses
Operating expenses increased $86.2 million, or 2.7%, to $3,237.8 million in the first quarter of 2025 compared to the first quarter of 2024. Included in operating expenses in the first quarter of 2025 are $33.8 million of costs related to the pending acquisition of The Interpublic Group of Companies, Inc. ("IPG").

Salary and service costs increased $53.7 million, or 2.0%, to $2,746.3 million. These costs tend to fluctuate with changes in revenue and are comprised of salary and related costs, which include employee compensation and benefits costs and freelance labor, third-party service costs, and third-party incidental costs. Salary and related costs decreased $66.8 million, or 3.6%, to $1,780.5 million, primarily due to the reduction arising from our repositioning actions in 2024 and global employee mix. Third-party service costs include third-party supplier costs when we act as principal in providing services to our clients. Third-party incidental costs that are required to be included in revenue primarily consist of client-related travel and incidental out-of-pocket costs, which are billed back to the client directly at our cost. Third-party service costs increased $98.6 million, or 14.1%, to $796.8 million, primarily as a result of organic growth in our Media & Advertising and Precision Marketing disciplines. Third-party incidental costs increased $21.9 million, or 14.9%, to $169.0 million, primarily as a result of organic growth.

Occupancy and other costs, which are less directly linked to changes in revenue than salary and service costs, increased $0.5 million, or 0.2%, to $314.6 million.

SG&A expenses increased $32.6 million, or 38.2%, to $117.9 million. Included in SG&A expenses in the first quarter of 2025 are $33.8 million of acquisition related costs.

Operating Income
Operating income decreased $26.3 million, or 5.5%, to $452.6 million in the first quarter of 2025 compared to the first quarter of 2024, and the related margin decreased to 12.3% from 13.2%. Acquisition related costs decreased operating margin by 0.9%.

Interest Expense, net
Net interest expense in the first quarter of 2025 increased $2.6 million to $29.4 million compared to the first quarter of 2024. Interest expense increased $5.3 million to $59.1 million, primarily due to a higher weighted average cost of debt in connection with our financing activity in 2024. Interest income increased primarily due to higher average cash balances.

Income Taxes
Our effective tax rate for the first quarter of 2025 increased to 28.5% compared to 25.7% for the first quarter of 2024. The effective tax rate for 2025 increased primarily due to the non-deductibility of certain acquisition related costs in 2025.

Net Income – Omnicom Group Inc. and Diluted Net Income per Share
Net income - Omnicom Group Inc. for the first quarter of 2025 decreased $30.9 million, or 9.7%, to $287.7 million compared to the first quarter of 2024. Diluted shares outstanding for the first quarter of 2025 decreased 0.9% to 198.3 million from 200.1 million as a result of net share repurchases. Diluted net income per share of $1.45 decreased $0.14, or 8.8%, from $1.59. Non-GAAP Adjusted Net Income per Share - Diluted for the first quarter of 2025 increased $0.03, or 1.8%, to $1.70 from $1.67. Non-GAAP Adjusted Net Income per Share - Diluted for the first quarters of 2025 and 2024 excluded $16.1 million and $15.9 million, respectively, of after-tax amortization of acquired intangible assets and internally developed strategic platform assets. Non-GAAP Adjusted Net Income per Share - Diluted for the first quarter of 2025 also excluded $32.7 million of after-tax acquisition related costs. We present Non-GAAP Adjusted Net Income per Share - Diluted to allow for comparability with the prior year period.

EBITA
EBITA decreased $26.0 million, or 5.2%, to $474.4 million in the first quarter of 2025 compared to the first quarter of 2024, and the related margin decreased to 12.9% from 13.8%. Adjusted EBITA increased $7.8 million, or 1.6%, to $508.2 million in the first quarter of 2025 compared to the first quarter of 2024, and the related margin was unchanged at 13.8%. EBITA and Adjusted EBITA excluded amortization of acquired intangible assets and internally developed strategic platform assets of $21.8 million and $21.5 million in the first quarters of 2025 and 2024, respectively. Adjusted EBITA also excluded acquisition related costs of $33.8 million in the first quarter of 2025.
Risks and Uncertainties
Global economic conditions and disruptions, including geopolitical events, international hostilities, acts of terrorism, public health crises, inflation or stagflation, tariffs and other trade barriers, central bank interest rate policies in countries that comprise our major markets, labor and supply chain issues affecting the distribution of our clients’ products, or a disruption in the credit markets could cause economic uncertainty and volatility. The impact of these issues on our business will vary by geographic market and discipline. We monitor economic conditions and disruptions closely, as well as client revenue levels and other factors. In response to reductions in revenue, we can take actions to align our cost structure with changes in client demand and manage our working capital. However, there can be no assurance as to the effectiveness of our efforts to mitigate any impact of the current and future adverse economic conditions and disruptions, reductions in client revenue, changes in client creditworthiness and other developments.
Definitions - Components of Revenue Change
We use certain terms in describing the components of the change in revenue above.
Foreign exchange rate impact: calculated by translating the current period’s local currency revenue using the prior period average exchange rates to derive current period constant currency revenue. The foreign exchange rate impact is the difference between the current period revenue in U.S. Dollars and the current period constant currency revenue.
Acquisition revenue, net of disposition revenue: Acquisition revenue is calculated as if the acquisition occurred twelve months prior to the acquisition date by aggregating the comparable prior period revenue of acquisitions through the acquisition date. As a result, acquisition revenue excludes the positive or negative difference between our current period revenue subsequent to the acquisition date, and the comparable prior period revenue and the positive or negative growth after the acquisition date is attributed to organic growth. Disposition revenue is calculated as if the disposition occurred twelve months prior to the disposition date by aggregating the comparable prior period revenue of disposals through such date. The acquisition revenue and disposition revenue amounts are netted in the description above.
Organic growth: calculated by subtracting the foreign exchange rate impact component and the acquisition revenue, net of disposition revenue component from total revenue growth.
Conference Call
Omnicom will host a conference call to review its financial results on Tuesday, April 15, 2025, starting at 4:30 p.m. Eastern Time. A live webcast of the call, along with the related slide presentation, will be available at Omnicom’s investor relations website, investor.omnicomgroup.com, and a webcast replay will be made available after the call concludes.
Corporate Responsibility
At Omnicom, we are committed to promoting responsible practices and making positive contributions to society around the globe. Please explore our website (omnicomgroup.com/corporate-responsibility) for highlights of our progress across the areas on which we focus: Empower People, Protect Our Planet, Lead Responsibly.
About Omnicom
Omnicom (NYSE: OMC) is a leading provider of data-inspired, creative marketing and sales solutions. Omnicom’s iconic agency brands are home to the industry’s most innovative communications specialists who are focused on driving intelligent business outcomes for their clients. The company offers a wide range of services in advertising, strategic media planning and buying, precision marketing, retail and digital commerce, branding, experiential, public relations, healthcare marketing and other specialty marketing services to over 5,000 clients in more than 70 countries. For more information, visit www.omnicomgroup.com.
Contact

Investors:	Gregory Lundberg	greg.lundberg@omnicomgroup.com
Media:	Joanne Trout	joanne.trout@omnicomgroup.com
Non-GAAP Financial Measures
We present financial measures determined in accordance with generally accepted accounting principles in the United States (“GAAP”) and adjustments to the GAAP presentation (“Non-GAAP”), which we believe are meaningful for understanding our performance. We believe these measures are useful in evaluating the impact of certain items on operating performance and allows for comparability between reporting periods. We define EBITA as earnings before interest, taxes, and amortization of acquired intangible assets and internally developed strategic platform assets, and EBITA margin is defined as EBITA divided by revenue. We use EBITA and EBITA margin as additional operating performance measures, which exclude the non-cash amortization expense of acquired intangible assets and internally developed strategic platform assets. We also use Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITA, Adjusted EBITA Margin, Adjusted Income Tax Expense, Adjusted Net Income – Omnicom Group Inc. and Adjusted Net Income per share – Omnicom Group Inc. - Diluted as additional operating performance measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies.

Forward-Looking Statements
Certain statements in this document contain forward-looking statements, including statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, the Company or its representatives have made, or may make, forward-looking statements, orally or in writing. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management as well as assumptions made by, and information currently available to, the Company’s management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “should,” “would,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include:
•risks relating to the pending merger (the "merger") with The Interpublic Group of Companies, Inc. ("IPG"), including: that the merger may not be completed in a timely manner or at all; delays, unanticipated costs or restrictions resulting from regulatory review of the merger, including the risk that Omnicom or IPG may be unable to obtain governmental and regulatory approvals required for the merger, or that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger; uncertainties associated with the merger may cause a loss of both companies’ management personnel and other key employees, and cause disruptions to both companies’ business relationships; the merger agreement subjects the Company and IPG to restrictions on business activities prior to the effective time of the merger; the Company and IPG are expected to incur significant costs in connection with the merger and integration; litigation risks relating to the merger; the business and operations of both companies may not be integrated successfully in the expected time frame; the merger may result in a loss of both companies’ clients, service providers, vendors, joint venture participants and other business counterparties; and the combined company may fail to realize all of the anticipated benefits of the merger or fail to effectively manage its expanded operations;
•adverse economic conditions and disruptions, including geopolitical events, international hostilities, acts of terrorism, public health crises, inflation or stagflation, tariffs and other trade barriers, central bank interest rate policies in countries that comprise our major markets, labor and supply chain issues affecting the distribution of our clients’ products, or a disruption in the credit markets;
•international, national or local economic conditions that could adversely affect the Company or its clients;
•losses on media purchases and production costs incurred on behalf of clients;
•reductions in client spending, a slowdown in client payments or a deterioration or disruption in the credit markets;
•the ability to attract new clients and retain existing clients in the manner anticipated;
•changes in client marketing and communications services requirements;
•failure to manage potential conflicts of interest between or among clients;
•unanticipated changes related to competitive factors in the marketing and communications services industries;
•unanticipated changes to, or the ability to hire and retain key personnel;
•currency exchange rate fluctuations;
•reliance on information technology systems and risks related to cybersecurity incidents;
•effective management of the risks, challenges and efficiencies presented by utilizing Artificial Intelligence (AI) technologies and related partnerships in our business;
•changes in legislation or governmental regulations affecting the Company or its clients;
•risks associated with assumptions the Company makes in connection with its acquisitions, critical accounting estimates and legal proceedings;
•the Company’s international operations, which are subject to the risks of currency repatriation restrictions, social or political conditions and an evolving regulatory environment in high-growth markets and developing countries; and
•risks related to environmental, social and governance goals and initiatives, including impacts from regulators and other stakeholders, and the impact of factors outside of our control on such goals and initiatives.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect the Company’s business, including those described in Item 1A,

“Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and in other documents filed from time to time with the Securities and Exchange Commission. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

OMNICOM GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Revenue	$3,690.4	$3,630.5
Operating Expenses:
Salary and service costs	2,746.3	2,692.6
Occupancy and other costs	314.6	314.1
Cost of services	3,060.9	3,006.7
Selling, general and administrative expenses[1]	117.9	85.3
Depreciation and amortization	59.0	59.6
Total operating expenses[1]	3,237.8	3,151.6
Operating Income	452.6	478.9
Interest Expense	59.1	53.8
Interest Income	29.7	27.0
Income Before Income Taxes and Income From Equity Method Investments	423.2	452.1
Income Tax Expense[1]	120.7	116.0
Income From Equity Method Investments	0.9	0.9
Net Income[1]	303.4	337.0
Net Income Attributed To Noncontrolling Interests	15.7	18.4
Net Income - Omnicom Group Inc.[1]	$287.7	$318.6
Net Income Per Share - Omnicom Group Inc.:[1]
Basic	$1.46	$1.61
Diluted	$1.45	$1.59

Dividends Declared Per Common Share	$0.70	$0.70

Operating income margin	12.3%	13.2%

Non-GAAP Measures:[4]
EBITA[2]	$474.4	$500.4
EBITA Margin[2]	12.9%	13.8%
EBITA - Adjusted[1,2]	$508.2	$500.4
EBITA Margin - Adjusted[1,2]	13.8%	13.8%
Non-GAAP Adjusted Net Income Per Share - Omnicom Group Inc. - Diluted[1,3]	$1.70	$1.67

1)    See Note 3 on page 10.
2)     See Note 4 on page 10 for the definition of EBITA.
3)     Adjusted Net Income per Share - Diluted excludes after-tax amortization of acquired intangible assets and internally developed strategic platform assets and also excludes, for the three months ended March 31, 2025, after-tax acquisition related costs. We believe these measures are useful in evaluating the impact of these items on operating performance and allows for comparability between reporting periods.
4) See Non-GAAP reconciliations starting on page 9.

OMNICOM GROUP INC. AND SUBSIDIARIES
DETAIL OF OPERATING EXPENSES
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2025	2024
Revenue	$3,690.4	$3,630.5
Operating Expenses:
Salary and service costs:
Salary and related costs	1,780.5	1,847.3
Third-party service costs[1]	796.8	698.2
Third-party incidental costs[2]	169.0	147.1
Total salary and service costs	2,746.3	2,692.6
Occupancy and other costs	314.6	314.1
Cost of services	3,060.9	3,006.7
Selling, general and administrative expenses	117.9	85.3
Depreciation and amortization	59.0	59.6
Total operating expenses[3]	3,237.8	3,151.6
Operating Income	$452.6	$478.9

1)     Third-party service costs include third-party supplier costs when we act as principal in providing services to our clients.
2)     Third-party incidental costs primarily consist of client-related travel and incidental out-of-pocket costs, which we bill back to the client directly at our cost and which we are required to include in revenue.
3)     See Note 3 on page 10.

OMNICOM GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2025	2024
Net Income - Omnicom Group Inc.	$287.7	$318.6
Net Income Attributed To Noncontrolling Interests	15.7	18.4
Net Income	303.4	337.0
Income From Equity Method Investments	0.9	0.9
Income Tax Expense	120.7	116.0
Income Before Income Taxes and Income From Equity Method Investments	423.2	452.1
Interest Expense	59.1	53.8
Interest Income	29.7	27.0
Operating Income	452.6	478.9
Add back: amortization of acquired intangible assets and internally developed strategic platform assets[1]	21.8	21.5
Earnings before interest, taxes and amortization of intangible assets (“EBITA”)[1]	$474.4	$500.4

Amortization of other purchased and internally developed software	4.0	4.3
Depreciation	33.2	33.8
EBITDA	$511.6	$538.5

EBITA[1]	$474.4	$500.4
Acquisition related costs[2]	33.8	—
EBITA - Adjusted[1,2]	$508.2	$500.4

Revenue	$3,690.4	$3,630.5

Non-GAAP Measures:
EBITA[1]	$474.4	$500.4
EBITA Margin[1]	12.9%	13.8%
EBITA - Adjusted[1,2]	$508.2	$500.4
EBITA Margin - Adjusted[1,2]	13.8%	13.8%

1)    See Note 4 on page 10 for the definition of EBITA.
2)     See Note 3 on page 10.
The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITDA, EBITA, and EBITA - Adjusted. We use EBITA and EBITA Margin as additional operating performance measures, which exclude the non-cash amortization expense of acquired intangible assets and internally developed strategic platform assets. Accordingly, we believe EBITA, EBITA Margin, EBITA - Adjusted, and EBITA Margin - Adjusted are useful measures for investors to evaluate the comparability of the performance of our business year to year.

OMNICOM GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions)

	Three Months Ended March 31,
	Reported 2025	Non-GAAP Adj. (1)	Non-GAAP 2025 Adj.	Reported 2024	Non-GAAP Adj. (1)	Non-GAAP 2024 Adj.
Revenue	$3,690.4	$—	$3,690.4	$3,630.5	$—	$3,630.5

Operating Expenses[1]	3,237.8	(33.8)	3,204.0	3,151.6	—	3,151.6
Operating Income	452.6	33.8	486.4	478.9	—	478.9
Operating Income Margin	12.3%		13.2%	13.2%		13.2%

	Three Months Ended March 31,
	2025		2024
	Net Income	Net Income per Share- Diluted	Net Income	Net Income per Share- Diluted
Net Income - Omnicom Group Inc. - Reported	$287.7	$1.45	$318.6	$1.59
Acquisition related costs (after-tax)[1,2]	32.7	0.17	—	—
Amortization of acquired intangible assets and internally developed strategic platform assets (after-tax)[2]	16.1	0.08	15.9	0.08
Non-GAAP Net Income - Omnicom Group Inc. - Adjusted[2,3]	$336.5	$1.70	$334.5	$1.67
1)    See Note 3 on page 10.
2)    Adjusted Net Income per Share - Diluted excludes after-tax amortization of acquired intangible assets and internally developed strategic platform assets and also excludes, for the three months ended March 31, 2025, after-tax acquisition related costs. We believe these measures are useful in evaluating the impact of these items on operating performance and allows for comparability between reporting periods.
3)     Weighted-average diluted shares for the three months ended March 31, 2025 and 2024 were 198.3 million and 200.1 million, respectively. The above tables reconcile the GAAP financial measures of Operating Income, Net Income - Omnicom Group Inc., and Net Income per Share - Diluted to adjusted Non-GAAP financial measures of Non-GAAP Operating Income - Adjusted, Non-GAAP Net Income-Omnicom Group Inc. - Adjusted and Non-GAAP Adjusted Net Income per Share - Diluted. Management believes these Non-GAAP measures are useful for investors to evaluate the comparability of the performance of our business year to year.

NOTES:

1)    Net Income and Net Income per Share for Omnicom Group Inc.
2)     See non-GAAP reconciliations starting on page 9.
3)    Included in selling, general and administrative expenses for the three months ended March 31, 2025 are acquisition related costs of $33.8 million ($32.7 million after-tax), related to the pending merger with IPG, which reduced diluted net income per share - Omnicom Group Inc. by $0.17. There were no acquisition related costs for the three months ended March 31, 2024.
4)    We define EBITA as earnings before interest, taxes and amortization of acquired intangible assets and internally developed strategic platform assets.